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                                                                    EXHIBIT 99.2


                         CARDIOVASCULAR DYNAMICS, INC.
                        NOTICE OF GRANT OF STOCK OPTION

                 Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of CardioVascular Dynamics, Inc. (the "Corporation"):

                 OPTIONEE:  ____________________________________________________

                 GRANT DATE:  __________________________________________________

                 VESTING COMMENCEMENT DATE:  ___________________________________

                 EXERCISE PRICE:  $_________________________________ per share

                 NUMBER OF OPTION SHARES:  _________________________ shares

                 EXPIRATION DATE:  _____________________________________________

                 TYPE OF OPTION:  Non-Statutory Stock Option

                 EXERCISE SCHEDULE: The Option shall become exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

                 Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the CardioVascular Dynamics, Inc. 1997 Supplemental Stock Option Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Supplemental Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A.

                 Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.
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                 No Employment or Service Contract.  Nothing in this Notice or in the attached Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

                 Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Option Agreement.


________________________, 199__
         Date


                                        CARDIOVASCULAR DYNAMICS, INC.


                                        By: _______________________________

                                        Title: ____________________________



                                        ___________________________________
                                                      OPTIONEE

                                        Address: __________________________

                                        ___________________________________


ATTACHMENTS
EXHIBIT A - SUPPLEMENTAL STOCK OPTION AGREEMENT
EXHIBIT B - PLAN SUMMARY AND PROSPECTUS




                                       2.
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                                   EXHIBIT A

                             STOCK OPTION AGREEMENT





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                                   EXHIBIT B

                          PLAN SUMMARY AND PROSPECTUS